Pricing Supplement Dated: February 25, 2008	Rule 424(b)(3)
(To Preliminary Prospectus Supplement Dated February 20, 2008 and Prospectus Dated February 7, 2006) Pricing Supplement No. 1

File No. 333-131627

In connection with the securities offered from the
registration statement (File No. 333-131627) by means
of this prospectus supplement, a filing fee of $19,650,
calculated in accordance with Rules 456(b) and 457(r),
is being paid with respect to $500,000,000 aggregate
initial offering price of securities being registered.

                                                                   $500,000,000

                                                5.500% Notes Due March 1, 2013

Issuer:	Whirlpool Corporation
Size:	$500,000,000
Interest Rate:	5.500% per annum
Interest Payment Dates:	March 1 and September 1 of each year, commencing September 1, 2008
Maturity:	March 1, 2013
Issue Price:	99.775% of the principal amount, plus accrued interest from February 28, 2008
Trade Date:	February 25, 2008
Settlement Date (Original Issue Date):	February 28, 2008

Underwriter and Principal Amount:

Banc of America Securities LLC

Greenwich Capital Markets, Inc.

Citigroup Global Markets Inc.

J.P. Morgan Securities Inc.

Barclays Capital Inc.

BMO Capital Markets Corp.

Daiwa Securities America Inc.

Fortis Securities LLC

ING Financial Markets LLC

Raymond James & Associates, Inc.

	$ $ $ $ $ $ $ $ $ $	185,000,000 185,000,000 35,000,000 35,000,000 10,000,000 10,000,000 10,000,000 10,000,000 10,000,000 10,000,000
Underwriter’s Discount:	0.60% of the principal amount
Net Proceeds to Whirlpool:	99.175% of the principal amount, plus accrued interest from February 28, 2008
Change of Control Provisions Applicable:	Yes
Optional Redemption:	None
Optional Repayment:	None
Sinking Fund:	None
CUSIP:	96332HCA5